Exhibit 5.1

[Letterhead of Hayden Bergman, Professional Corporation]

January 26, 2006

Digital Music Group, Inc.

1585 River Park Drive, Suite 210

Sacramento, CA 95815

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on September 29, 2005 (as such may be amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 4,255,000 shares of Common Stock (the “Shares”) of Digital Music Group, Inc. (the “Company”). The Shares, which include up to 555,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for sale to the public or issued to the representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/S/ HAYDEN BERGMAN

Professional Corporation